Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114939, 333-101596, 333-84000, and 333-81681 on Form S-8 and Registration Statement No. 333-161055 on Form S-3 of Oshkosh Corporation of our reports dated November 18, 2009 relating to the consolidated financial statements and consolidated financial statement schedule of Oshkosh Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting guidance) and the effectiveness of Oshkosh Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2009.

/S/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

November 18, 2009